Annual Report
June 30, 2008

Waddell & Reed Advisors Retirement Shares

CONTENTS

3	President's Letter
5	Manager's Discussion
9	Illustration of Fund Expenses
11	Portfolio Highlights
12	Investments
17	Statement of Assets and Liabilities
18	Statement of Operations
19	Statement of Changes in Net Assets
20	Financial Highlights
24	Notes to Financial Statements
32	Report of Independent Registered Public Accounting Firm
33	Income Tax Information
34	Directors and Officers
41	Annual Privacy Notice
43	Proxy Voting Information
44	Quarterly Portfolio Schedule Information
45	Householding Notice
46	IRA Disclosure

This report is submitted for the general information of the shareholders of Waddell & Reed Advisors Retirement Shares, Inc. It is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current Waddell & Reed Advisors Retirement Shares, Inc. prospectus and current Fund performance information.

President's Letter

      June 30, 2008

DEAR SHAREHOLDER:

A study this past winter by Standard & Poor's found that the U.S. stock market experienced more daily price volatility at the start of calendar year 2008 than at any point in the past seven decades. From our perspective, these do appear to be very challenging times for parts of the U.S. economy. At the same time, however, we are still seeing good long-term global growth, benefiting many American companies, and your investments.

Enclosed is our report on your Waddell & Reed Advisors Fund's operations for the 2008 fiscal year. For the 12 months ended June 30, 2008, the S&P 500 Index fell 13.13 percent while the Lehman Brothers Aggregate Bond Index rose 7.13 percent.

We are grateful for your confidence in our long-term ability to manage your assets. This is a challenging time. Many economic negatives are on America's front porch: a level of price weakness and foreclosure activity in U.S. housing markets not seen since the 1930s; a global credit crunch driven by an implosion of the subprime mortgage market; a U.S. dollar that is worth much less than just a few years ago; record-setting energy and food prices; and the strong probability of a recession this year.

The positives are more subtle: exports are strong; farmers are enjoying great prices for grain. Alternative energy and related technologies such as solar and wind power are booming. Tourists are flocking to our shores to take advantage of our cheap currency to shop.

Financial conditions such as we have experienced in the first six months of 2008 are unusual, but they are not unprecedented. In fact, after the Panic of 1907 involving a Wall Street bank that speculated on copper, Congress created the Federal Reserve. It will be important for the Fed to strike the right balance between keeping inflation in check and providing sufficient liquidity for financially sound businesses to help lead the U.S. economy on a path to recovery.

Today, for many people it is more difficult to buy a home or expand a consumer-focused business than it was just a year ago. As shown in the Economic Snapshot table on page four, the U.S. economy at June 30, 2008 is not in as good a shape as it was 12 months earlier. Oil prices have nearly doubled. Inflation is at the highest level since 1991 while the nation's unemployment rate is also higher. Economic growth is weak.

Economic Snapshot
	6-30-2008	6-30-2007

U.S. unemployment rate	5.50%	4.50%
Inflation (U.S. Consumer Price Index)	5.00%	2.70%
U.S. GDP	1.90%	3.40%
30-year fixed mortgage rate	6.45%	6.63%
Oil price per barrel	$140.00	$70.68

Sources: Bloomberg, U.S. Department of Labor

All government statistics shown are subject to periodic revision.

The U.S. Consumer Price Index is the government's measure of the change in the retail cost of goods and services. Gross domestic product measures year-over-year changes in the output of goods and services. Mortgage rates shown reflect the average rate on a conventional loan with a 60-day lender commitment. Oil prices reflect the market price of West Texas intermediate grade crude.

As we look ahead, we believe that the investing and economic climate will improve in time. With perseverance, initiative and ingenuity, we believe the strengths of our nation's character will surface and prosperity will be restored.

Our commitment

We believe that maintaining a well-rounded portfolio and prudent financial planning are essential elements for securing your long-term financial future. As investment managers since 1937, our organization has always been mindful that we are managing other people's money.

In this uncertain environment, we believe a very strong effort to manage risk takes precedence over the desire to maximize capital appreciation. With that approach in mind, we will strive to earn your continued confidence for many years to come.

Respectfully,

Henry J. Herrmann, CFA
President

The opinions expressed in this letter are those of the President of the Fund and are current only through the end of the period of the report, as stated on the cover. The President's views are subject to change at any time, based on market and other conditions, and no forecasts can be guaranteed.

Manager's Discussion of Retirement Shares

      June 30, 2008

Below, Charles W. Hooper, Jr., portfolio manager of Waddell & Reed Advisors Retirement Shares, Inc., discusses positioning, performance and results for the fiscal year ended June 30, 2008. He has managed the Fund for nine years and has 40 years of industry experience.

STYLE
VALUE	BLEND	GROWTH
		X	LARGE	CAPITALIZATION
MEDIUM
SMALL

This diagram shows the Fund's equity investment style and the size of companies in the Fund, as measured by market capitalization. Shaded areas reflect quarterly data for the past three years. Source: Morningstar

The Fund declined 4.34 percent (Class A shares at net asset value) for the 12 months ended June 30, 2008. This was better than the S&P 500 Index (reflecting the performance of large and medium-size U.S. stocks), which declined 13.13 percent for the same period, but less than the Citigroup Treasury/Govt Sponsored/Credit Index (generally reflecting the performance of funds in the bond market), which increased 7.61 percent, and less than the Lipper Flexible Portfolio Funds Universe Average (reflecting the universe of funds with similar investment objectives), which declined 1.81 percent for the period. Multiple indexes are presented because the Fund invests in both stocks and bonds, as well as other securities. Please note that the Fund returns include applicable fees and expenses, while index returns do not include any such fees.

Our stock-bond mix drove results

The Fund underperformed the Lipper index largely because of our underweight position in the fixed-income sector. In retrospect, we clearly should have had a larger exposure to fixed-income considering the mortgage mess and associated investments by banks and brokerage firms as their losses mounted. The Federal Reserve obviously reacted by lowering interest rates, albeit slowly, if not too slowly, at the beginning of the process. We thought the Fed should have been more aggressive sooner, hence we thought equities would outperform the bond market during the fiscal year.

Then came the Bear Stearns bailout, which put a shorter-term peak in the bond markets as there was a flight-to-quality and equities finally outperformed. Our long-standing position in the energy and materials sectors was very helpful as we performed significantly better than the S&P 500.

The equity market has been extremely volatile over the last three quarters, reflecting weaker retail sales that began to manifest itself during the fourth quarter of calendar year 2007. Moreover, many emerging markets began to correct during the fourth quarter of calendar year 2007 and the acceleration became more intense in January. As an example, the Shanghai market had corrected substantially from its peak last year, reflecting a softening in China's leading indicators. Additionally, Chinese monetary policy is in a tightening mode, given its higher inflation rate, as Chinese officials have raised reserve requirements.

The tightening of credit conditions in the U.S., accompanied by declining real estate prices, elevated energy prices, a rising unemployment rate and very poor consumer confidence have plagued the equity market as well. The U.S. economy is probably in a recession, although the statistics do not confirm that currently.

As has been the case over a number of years, we continue to be overweight in the energy sector, as we believe that the supply/demand characteristics for the industry remain extremely favorable. In fact, the same can be said for all our commodity-oriented investments, such as those companies with exposure to iron ore, copper and steel. Supply remains particularly tight in those commodities. As such, pricing remains firm, an obviously positive backdrop for earnings estimates, in our opinion.

Bond Portfolio Characteristics
As of 6-30-08

Average maturity	2.61 years
Effective duration	2.08 years
Weighted average bond rating	AAA

Our outlook

While the export sector remains healthy, there are a number of other economic headwinds we have mentioned - which are generally well known - that we feel will be with us for a while. We believe, as well, that the upcoming national election and the assorted potential policy changes surrounding the outcome, with tax policy being the big economic issue, will be a source of uncertainty for investors. So, it can be said that the economic outlook is uncertain and will require frequent assessment. It should be remembered, however, that the stock market can be a discounting mechanism and often moves ahead of economic activity.

Top 10 Equity Holdings June 30, 2008
Company	Sector

Apache Corporation
Delta Petroleum Corporation
Transocean Inc.
Weatherford International Ltd.
Companhia Vale do Rio Doce, ADR
MEMC Electronic Materials, Inc.
Fluor Corporation
Cameco Corporation
Deutsche Borse AG
National Oilwell Varco, Inc.
Energy Energy Energy Energy Raw Materials Technology Capital Goods Raw Materials Financial Services Energy

June 30, 2007
Company	Sector

Apache Corporation
Transocean Inc.
Delta Petroleum Corporation
Boeing Company (The)
Las Vegas Sands, Inc.
General Dynamics Corporation
Rowan Companies, Inc.
Adobe Systems Incorporated
UBS AG
Deutsche Borse AG
Energy Energy Energy Technology Consumer Services Technology Energy Technology Financial Services Financial Services

See your advisor or www.waddell.com for more information on the Fund's most recently published Top 10 Equity Holdings.

The Fund's performance noted above is at net asset value (NAV), and does not include the effect of any applicable sales charges. If reflected, the sales charge would reduce the performance noted.

As with any mutual fund, the value of the Fund's shares will change, and you could lose money on your investment. These and other risks are more fully described in the Fund's prospectus.

The opinions expressed in this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. The manager's views are subject to change at any time based on market and other conditions, and no forecasts can be guaranteed.

The indexes noted are unmanaged and include reinvested dividends.  One cannot invest directly in an index, nor is an index representative of the Fund's portfolio.

Comparison of Change in Value of
$10,000 Investment

Waddell & Reed Advisors Retirement Shares, Inc., Class A Shares(1)	$15,830
S&P 500 Index	$13,286
Citigroup Treasury/Govt Sponsored/Credit Index	$17,514
Lipper Flexible Portfolio Funds Universe Average	$17,841

		W&R ADVISORS RETIREMENT SHARES, CLASS A SHARES	S&P 500 INDEX	CITIGROUP TREASURY/ GOVT. SPONSORED/ CREDIT INDEX	LIPPER FLEXIBLE PORTFOLIO FUNDS UNIVERSE AVERAGE

JUNE	1998	9,425	10,000	10,000	10,000
JUNE	1999	10,626	12,272	10,266	11,021
JUNE	2000	15,253	13,172	10,700	12,720
JUNE	2001	11,674	11,214	11,910	12,347
JUNE	2002	9,460	9,193	12,875	11,323
JUNE	2003	10,038	9,217	14,597	11,597
JUNE	2004	11,255	10,979	14,510	13,308
JUNE	2005	12,248	11,674	15,587	14,487
JUNE	2006	13,804	12,682	15,352	15,893
JUNE	2007	16,548	15,294	16,275	18,169
JUNE	2008	15,830	13,286	17,514	17,841

Please note that the performance of the Fund's other share classes will be greater or less than the performance shown above for Class A based on the differences in loads and fees paid by shareholders investing in the different classes.

(1)The value of the investment in the Fund is impacted by the sales load at the time of the investment and by the ongoing expenses of the Fund and assumes reinvestment of dividends and distributions.

Average Annual Total Return(2)
	Class A	Class B	Class C	Class Y

1-year period ended 6-30-08	-9.84%	-9.02%	-5.21%	-3.97%
5-year period ended 6-30-08	8.25%	8.23%	8.49%	9.86%
10-year period ended 6-30-08	4.70%	––	––	5.64%
Since inception of Class(3) through 6-30-08	––	3.23%	3.29%	––

(2)Data quoted is past performance and is based on deduction of the maximum applicable sales load for each of the periods. Current performance may be lower or higher. Past performance is no guarantee of future results. Investment return and principal value of an investment will fluctuate and shares, when redeemed, may be worth more or less than their original cost. Please visit www.waddell.com for the Fund's most recent month-end performance. Class A shares carry a maximum front-end sales load of 5.75%. Class B and Class C shares carry a maximum contingent deferred sales charges (CDSC) of 5% and 1%, respectively. (Accordingly, the Class C shares reflect no CDSC since it only applies to Class C shares redeemed within twelve months after purchase.) Class Y shares are not subject to sales charges.

(3)10-4-99 for Class B shares and Class C shares (the date on which shares were first acquired by shareholders).

Past performance is not necessarily indicative of future performance. Indexes are unmanaged. The performance graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or on the redemption of Fund shares.

Illustration of Fund Expenses

RETIREMENT SHARES

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments, redemption fees and exchange fees; and (2) ongoing costs, including management fees, distribution and service fees, and other Fund expenses. The following table is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the period and held for the six-month period ended June 30, 2008.

Actual Expenses

The first line for each share class in the following table provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, a $7,500 account value divided by $1,000 = 7.5), then multiply the result by the number in the first line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period. There may be additional fees charged to holders of certain accounts that are not included in the expenses shown in the table. These fees apply to Individual Retirement Accounts (IRAs), IRA Rollovers, Roth IRAs, Conversion Roth IRAs, Simplified Employee Pension (SEP), Simple IRAs, Tax-Sheltered Accounts (TSAs), Keogh Plans, Owner Only 401(k) (Exclusive K) Plans and Final Pay Plans. As of the close of the six months covered by the table, a customer is charged an annual fee of $15 within each plan type. This fee is waived for IRA Rollovers and Conversion Roth IRAs if the customer owns another type of IRA. Coverdell Education Savings Account plans are charged an annual fee of $10 per customer. You should consider the additional fees that were charged to your Fund account over the six-month period when you estimate the total ongoing expenses paid over the period and the impact of these fees on your ending account value as such additional expenses are not reflected in the information provided in the expense table. Additional fees have the effect of reducing investment returns.

Hypothetical Example for Comparison Purposes

The second line for each share class in the following table provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of five percent per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this five percent hypothetical example with the five percent hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees or exchange fees. Therefore, the second line of each share class in the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

Fund Expenses
For the Six Months Ended June 30, 2008	Beginning Account Value 12-31-07	Ending Account Value 6-30-08	Annualized Expense Ratio Based on the Six-Month Period	Expenses Paid During Period*

Based on Actual Fund Return(1)
Class A	$1,000	$935.50	1.20%	$5.81
Class B	1,000	930.10	2.22	10.62
Class C	1,000	930.40	2.12	10.13
Class Y	1,000	936.90	0.87	4.16
Based on 5% Return(2)
Class A	$1,000	$1,018.90	1.20%	$6.06
Class B	1,000	1,013.84	2.22	11.08
Class C	1,000	1,014.34	2.12	10.58
Class Y	1,000	1,020.53	0.87	4.34

*Fund expenses for each share class are equal to the Fund's annualized expense ratio for each share class (provided in the table), multiplied by the average account value over the period, multiplied by 182 days in the six-month period ended June 30, 2008, and divided by 366.

(1)This section uses the Fund's actual total return and actual Fund expenses. It is a guide to the actual expenses paid by the Fund in the period. The "Ending Account Value" shown is computed using the Fund's actual return and the "Expenses Paid During Period" column shows the dollar amount that would have been paid by an investor who started with $1,000 in the Fund. A shareholder may use the information here, together with the dollar amount invested, to estimate the expenses that were paid over the period. For every thousand dollars a shareholder has invested, the expenses are listed in the last column.

(2)This section uses a hypothetical five percent annual return and actual Fund expenses. It helps to compare the Fund's ongoing costs with other mutual funds. A shareholder can compare the Fund's ongoing costs by comparing this hypothetical example with the hypothetical examples that appear in shareholder reports of other funds.

The above illustration is based on ongoing costs only and does not include any transactional costs, such as sales loads, redemption fees or exchange fees.

SHAREHOLDER SUMMARY OF RETIREMENT SHARES

Portfolio Highlights

On June 30, 2008, Waddell & Reed Advisors Retirement Shares, Inc. had net assets totaling $510,567,245 invested in a diversified portfolio of:

71.35%	Domestic Common Stocks
13.43%	Foreign Common Stocks
8.56%	Cash and Cash Equivalents
5.01%	United States Government and Government Agency Obligations
1.65%	Domestic Preferred Stocks

Asset Allocation

As a shareholder of the Fund, for every $100 you had invested on June 30, 2008, your Fund owned:

Stocks	$86.43
Energy Stocks	$21.98
Technology Stocks	$15.72
Raw Materials Stocks	$12.23
Capital Goods Stocks	$10.41
Financial Services Stocks	$8.18
Miscellaneous Stocks (1)	$5.81
Consumer Services Stocks	$3.77
Consumer Durables Stocks	$3.48
Transportation Stocks	$2.63
Business Equipment and Services Stocks	$2.22
Cash and Cash Equivalents	$8.56
Bonds	$5.01
United States Government and Government Agency Obligations	$5.01

(1)Includes $1.94 Consumer Nondurables Stocks, $1.39 Health Care Stocks, $1.18 Multiple Industry Stocks and $1.30 Retail Stocks.

The Investments of Retirement Shares
June 30, 2008
COMMON STOCKS	Shares	Value

Aircraft - 1.33%
United Technologies Corporation	110,000	$6,787,000

Beverages - 1.94%
Coca-Cola Company (The)	130,000	6,757,400
Hansen Natural Corporation*	110,000	3,172,950
		9,930,350
Business Equipment and Services - 0.67%
IntercontinentalExchange, Inc.*	30,000	3,420,000

Capital Equipment - 7.03%
Cameron International Corporation*	120,000	6,642,000
Chicago Bridge & Iron Company N.V., NY Shares	135,000	5,375,700
Deere & Company	80,000	5,770,400
Joy Global Inc.	85,000	6,450,225
Manitowoc Company, Inc. (The)	185,000	6,018,050
Suntech Power Holdings Co., Ltd., ADR*	150,000	5,619,000
		35,875,375
Communications Equipment - 2.37%
Marvell Technology Group Ltd.*	375,000	6,613,125
Nokia Corporation, Series A, ADR	225,000	5,512,500
		12,125,625
Computers - Main and Mini - 1.08%
Hewlett-Packard Company	125,000	5,526,250

Computers - Micro - 0.98%
Apple Inc.*	30,000	5,023,950

Computers - Peripherals - 1.91%
Aspen Technology, Inc.*	375,000	5,006,250
Lawson Software, Inc.*	650,000	4,722,250
		9,728,500
Consumer Electronics - 2.06%
Garmin Ltd.	150,000	6,425,250
Research In Motion Limited*	35,000	4,093,250
		10,518,500
Defense - 0.99%
General Dynamics Corporation	60,000	5,052,000

Electrical Equipment - 0.80%
First Solar, Inc.*	15,000	4,091,400

Electronic Components - 6.03%
Broadcom Corporation, Class A*	275,000	7,506,125
MEMC Electronic Materials, Inc.*	160,000	9,846,400
Maxim Integrated Products, Inc.	275,000	5,802,500
Microchip Technology Incorporated	150,000	4,574,250
PMC-Sierra, Inc.*	400,000	3,038,000
		30,767,275
Electronic Instruments - 1.03%
Applied Materials, Inc.	275,000	5,251,125

Finance Companies - 2.34%
Blackstone Group L.P. (The)	275,000	5,007,750
Stifel Financial Corp.*	202,500	6,963,975
		11,971,725
Gold and Precious Metals - 1.34%
Barrick Gold Corporation	150,000	6,825,000

Health Care - General - 1.39%
Hologic, Inc.*	325,000	7,091,500

Hotels and Gaming - 3.02%
Boyd Gaming Corporation	200,000	2,512,000
International Game Technology	125,000	3,122,500
Las Vegas Sands, Inc.*	80,000	3,795,200
MGM MIRAGE*	100,000	3,389,000
Pinnacle Entertainment, Inc.*	250,000	2,622,500
		15,441,200
Metal Fabrication - 0.76%
Precision Castparts Corp.	40,000	3,854,800

Mining - 4.54%
Cameco Corporation	215,000	9,217,050
Freeport-McMoRan Copper & Gold Inc., Class B	60,000	7,031,400
Southern Copper Corporation	65,000	6,930,950
		23,179,400
Motion Pictures - 0.75%
Regal Entertainment Group	250,000	3,820,000

Motor Vehicle Parts - 0.87%
BorgWarner Inc.	100,000	4,438,000

Motor Vehicles - 0.55%
Ford Motor Company*	580,000	2,789,800

Multiple Industry - 1.18%
Seabridge Gold Inc.*	275,000	6,050,000

Non-Residential Construction - 1.82%
Fluor Corporation	50,000	9,304,000

Petroleum - Canada - 0.87%
Acergy S.A., ADR*	200,000	4,455,000

Petroleum - Domestic - 5.59%
Bill Barrett Corporation*	100,000	5,941,000
Delta Petroleum Corporation*	600,000	15,321,000
Frontier Oil Corporation	150,000	3,586,500
Valero Energy Corporation	90,000	3,706,200
		28,554,700
Petroleum - International - 5.62%
Apache Corporation	115,000	15,985,000
Marathon Oil Corporation	75,000	3,890,250
Ultra Petroleum Corp.*	90,000	8,838,000
		28,713,250
Petroleum - Services - 9.90%
ION Geophysical Corporation*	250,000	4,362,500
National Oilwell Varco, Inc.*	100,000	8,872,000
Schlumberger Limited	65,000	6,982,950
Smith International, Inc.	50,000	4,157,000
Transocean Inc.	100,000	15,239,000
Weatherford International Ltd.*	220,000	10,909,800
		50,523,250
Railroad - 2.63%
Norfolk Southern Corporation	130,000	8,147,100
Union Pacific Corporation	70,000	5,285,000
		13,432,100
Retail - Specialty Stores - 1.30%
Coldwater Creek Inc.*	675,000	3,560,625
Tiffany & Co.	75,000	3,056,250
		6,616,875
Security and Commodity Brokers - 5.84%
CME Group Inc.	18,000	6,897,420
Deutsche Borse AG (A)*	80,000	9,031,080
Franklin Resources, Inc.	75,000	6,873,750
Goldman Sachs Group, Inc. (The)	40,000	6,996,000
		29,798,250
Steel - 4.70%
Allegheny Technologies Incorporated	100,000	5,928,000
Companhia Vale do Rio Doce, ADR	275,000	9,850,500
Nucor Corporation	110,000	8,213,700
		23,992,200
Timesharing and Software - 1.55%
Google Inc., Class A*	15,000	7,904,775

TOTAL COMMON STOCKS - 84.78%		$432,853,175

(Cost: $390,365,410)

PREFERRED STOCKS - 1.65%

Mining
Freeport-McMoRan Copper & Gold Inc., 6.75% Cumulative	50,000	$8,406,000
(Cost: $5,000,000)

UNITED STATES GOVERNMENT AND GOVERNMENT AGENCY OBLIGATIONS	Principal Amount in Thousands

Agency Obligation - 0.73%
National Archives Facility Trust,
8.5%, 9-1-19	$3,132	3,724,207

Mortgage-Backed Obligations - 0.19%
Federal Home Loan Mortgage Corporation Fixed Rate Participation Certificates:
6.5%, 12-1-31	620	644,893
6.5%, 1-1-32	336	349,891
		994,784
Treasury Obligations - 4.09%
United States Treasury Notes:
2.625%, 5-31-10	5,000	5,004,690
3.125%, 4-30-13	8,000	7,938,128
3.875%, 5-15-18	8,000	7,941,872
		20,884,690

TOTAL UNITED STATES GOVERNMENT AND GOVERNMENT AGENCY OBLIGATIONS - 5.01%		$25,603,681

(Cost: $24,734,386)

SHORT-TERM SECURITIES

Commercial Paper
Abbott Laboratories,
2.17%, 7-23-08	5,000	4,993,369
Archer Daniels Midland Company,
2.27%, 7-8-08	5,000	4,997,793
Heinz (H.J.) Finance Co. (Heinz (H.J.) Co.),
2.77%, 7-1-08	3,742	3,742,000
Kellogg Co.,
2.95%, 7-2-08	4,945	4,944,595
PepsiCo, Inc.:
2.19%, 7-2-08	8,000	7,999,513
2.1%, 7-14-08	7,000	6,994,692

TOTAL SHORT-TERM SECURITIES - 6.60%		$33,671,962

(Cost: $33,671,962)

TOTAL INVESTMENT SECURITIES - 98.04%		$500,534,818

(Cost: $453,771,758)

CASH AND OTHER ASSETS, NET OF LIABILITIES - 1.96%		10,032,427

NET ASSETS - 100.00%		$510,567,245

Notes to Schedule of Investments

Certain acronyms may be used within the body of the Fund's holdings. The definitions of these acronyms are as follows: ADR - American Depositary Receipts; CMO - Collateralized Mortgage Obligation; GDR - Global Depositary Receipts; and REMIC - Real Estate Mortgage Investment Conduit.
*No dividends were paid during the preceding 12 months.
(A)Listed on an exchange outside the United States.
See Note 1 to Financial Statements for security valuation and other significant accounting policies concerning investments.
See Note 3 to Financial Statements for cost and unrealized appreciation and depreciation of investments owned for Federal income tax purposes.

Statement of Assets and Liabilities
      RETIREMENT SHARES
      June 30, 2008
      (In Thousands, Except for Per Share Amounts)

ASSETS
Investment securities - at value (cost - $453,772) (Notes 1 and 3)	$500,535
Cash	4
Receivables:
Investment securities sold	12,337
Dividends and interest	479
Fund shares sold	169
Prepaid and other assets	36

Total assets	513,560

LIABILITIES
Payable for investment securities purchased	1,462
Payable to Fund shareholders	1,212
Accrued shareholder servicing (Note 2)	107
Accrued distribution and service fees (Note 2)	105
Accrued accounting services fee (Note 2)	12
Accrued management fee (Note 2)	9
Other	86

Total liabilities	2,993

Total net assets	$510,567

NET ASSETS
$0.01 par value capital stock:
Capital stock	$569
Additional paid-in capital	620,543
Accumulated undistributed income (loss):
Accumulated undistributed net investment income	367
Accumulated undistributed net realized loss on investment transactions	(157,675)
Net unrealized appreciation in value of investments	46,763

Net assets applicable to outstanding units of capital	$510,567

Net asset value per share (net assets divided by shares outstanding):
Class A	$8.99
Class B	$8.52
Class C	$8.56
Class Y	$9.05
Capital shares outstanding:
Class A	54,324
Class B	1,457
Class C	503
Class Y	602
Capital shares authorized	300,000

See Notes to Financial Statements.

Statement of Operations
      RETIREMENT SHARES
      For the Fiscal Year Ended June 30, 2008
      (In Thousands)

INVESTMENT INCOME
Income (Note 1B):
Dividends (net of foreign withholding taxes of $112)	$5,155
Interest and amortization	1,988

Total income	7,143

Expenses (Note 2):
Investment management fee	3,927
Distribution and service fees:
Class A	1,337
Class B	161
Class C	51
Shareholder servicing:
Class A	1,101
Class B	72
Class C	18
Class Y	8
Accounting services fee	152
Custodian fees	27
Audit fees	14
Legal fees	14
Other	234

Total	7,116
Less expenses in excess of limit (Notes 2 and 8)	(281)

Total expenses	6,835

Net investment income	308

REALIZED AND UNREALIZED GAIN (LOSS)
ON INVESTMENTS (NOTES 1 AND 3)
Realized net gain on securities	3,533
Realized net loss on futures contracts	(3,099)
Realized net gain on written options	185
Realized net gain on foreign currency transactions	–– *

Realized net gain on investments	619
Unrealized depreciation in value of investments during the period	(25,615)

Net loss on investments	(24,996)

Net decrease in net assets resulting from operations	$(24,688)

*Not shown due to rounding

See Notes to Financial Statements.

Statement of Changes in Net Assets
      RETIREMENT SHARES
      (In Thousands)

	For the fiscal year ended June 30,
	2008	2007

DECREASE IN NET ASSETS
Operations:
Net investment income	$308	$3,370
Realized net gain on investments	619	61,791
Unrealized appreciation (depreciation)	(25,615)	39,882

Net increase (decrease) in net assets resulting from operations	(24,688)	105,043

Distributions to shareholders from (Note 1E):(1)
Net investment income:
Class A	(701)	(3,573)
Class B	(––)	(8)
Class C	(––)	(4)
Class Y	(16)	(61)
Realized gains on investment transactions:
Class A	(––)	(––)
Class B	(––)	(––)
Class C	(––)	(––)
Class Y	(––)	(––)

	(717)	(3,646)

Capital share transactions (Note 5)	(63,675)	(109,771)

Total decrease	(89,080)	(8,374)
NET ASSETS
Beginning of period	599,647	608,021

End of period	$510,567	$599,647

Accumulated undistributed net investment income	$367	$683

(1)See "Financial Highlights" on pages 20 - 23.

See Notes to Financial Statements.

Financial Highlights
      RETIREMENT SHARES
      Class A Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended June 30,

	2008	2007	2006		2005		2004

Net asset value, beginning of period	$9.40	$7.90	$7.03		$6.46		$5.77

Income (loss) from investment operations:
Net investment income	0.01	0.06	0.04		0.00		0.01
Net realized and unrealized gain (loss) on investments	(0.41)	1.49	0.85		0.57		0.69

Total from investment operations	(0.40)	1.55	0.89		0.57		0.70

Less distributions from:
Net investment income	(0.01)	(0.05)	(0.02)		(0.00)		(0.01)
Capital gains	(0.00)	(0.00)	(0.00)		(0.00)		(0.00)

Total distributions	(0.01)	(0.05)	(0.02)		(0.00)		(0.01)

Net asset value, end of period	$8.99	$9.40	$7.90		$7.03		$6.46

Total return(1)	-4.34%	19.88%	12.70%		8.82%		12.12%
Net assets, end of period (in millions)	$488	$568	$572		$578		$659
Ratio of expenses to average net assets including expense waiver	1.19%	1.21%	1.24%		1.27%		1.25%
Ratio of net investment income to average net assets including expense waiver	0.09%	0.62%	0.46%		0.03%		0.14%
Ratio of expenses to average net assets excluding expense waiver	1.24%	1.25%	1.24	%(2)	1.27	%(2)	1.25	%(2)
Ratio of net investment income to average net assets excluding expense waiver	0.04%	0.58%	0.46	%(2)	0.03	%(2)	0.14	%(2)
Portfolio turnover rate	169%	184%	211%		202%		273%

(1)Total return calculated without taking into account the sales load deducted on an initial purchase.
(2)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Financial Highlights
      RETIREMENT SHARES
      Class B Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended June 30,

	2008	2007	2006		2005		2004

Net asset value, beginning of period	$8.99	$7.58	$6.80		$6.31		$5.70

Income (loss) from investment operations:
Net investment loss	(0.34)	(0.16)	(0.08)		(0.10)		(0.06)
Net realized and unrealized gain (loss) on investments	(0.13)	1.57	0.86		0.59		0.67

Total from investment operations	(0.47)	1.41	0.78		0.49		0.61

Less distributions from:
Net investment income	(0.00)	(0.00)*	(0.00)		(0.00)		(0.00)
Capital gains	(0.00)	(0.00)	(0.00)		(0.00)		(0.00)

Total distributions	(0.00)	(0.00)*	(0.00)		(0.00)		(0.00)

Net asset value, end of period	$8.52	$8.99	$7.58		$6.80		$6.31

Total return	-5.23%	18.65%	11.47%		7.77%		10.70%
Net assets, end of period (in millions)	$13	$20	$23		$24		$26
Ratio of expenses to average net assets including expense waiver	2.18%	2.22%	2.25%		2.33%		2.33%
Ratio of net investment loss to average net assets including expense waiver	-0.91%	-0.40%	-0.55%		-1.03%		-0.94%
Ratio of expenses to average net assets excluding expense waiver	2.23%	2.26%	2.25	%(1)	2.33	%(1)	2.33	%(1)
Ratio of net investment loss to average net assets excluding expense waiver	-0.96%	-0.44%	-0.55	%(1)	-1.03	%(1)	-0.94	%(1)
Portfolio turnover rate	169%	184%	211%		202%		273%

*Not shown due to rounding.

(1)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Financial Highlights
      RETIREMENT SHARES
      Class C Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended June 30,

	2008	2007	2006		2005		2004

Net asset value, beginning of period	$9.03	$7.60	$6.81		$6.32		$5.70

Income (loss) from investment operations:
Net investment loss	(0.19)	(0.09)	(0.05)		(0.09)		(0.03)
Net realized and unrealized gain (loss) on investments	(0.28)	1.53	0.84		0.58		0.65

Total from investment operations	(0.47)	1.44	0.79		0.49		0.62

Less distributions from:
Net investment income	(0.00)	(0.01)	(0.00)		(0.00)		(0.00)
Capital gains	(0.00)	(0.00)	(0.00)		(0.00)		(0.00)

Total distributions	(0.00)	(0.01)	(0.00)		(0.00)		(0.00)

Net asset value, end of period	$8.56	$9.03	$7.60		$6.81		$6.32

Total return	-5.21%	18.90%	11.60%		7.75%		10.88%
Net assets, end of period (in millions)	$4	$6	$6		$6		$7
Ratio of expenses to average net assets including expense waiver	2.09%	2.11%	2.16%		2.23%		2.23%
Ratio of net investment loss to average net assets including expense waiver	-0.81%	-0.29%	-0.46%		-0.93%		-0.85%
Ratio of expenses to average net assets excluding expense waiver	2.14%	2.15%	2.16	%(1)	2.23	%(1)	2.23	%(1)
Ratio of net investment loss to average net assets excluding expense waiver	-0.86%	-0.33%	-0.46	%(1)	-0.93	%(1)	-0.85	%(1)
Portfolio turnover rate	169%	184%	211%		202%		273%

(1)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Financial Highlights
      RETIREMENT SHARES
      Class Y Shares
      For a Share of Capital Stock Outstanding Throughout Each Period:

	For the fiscal year ended June 30,

	2008	2007	2006		2005		2004

Net asset value, beginning of period	$9.45	$7.94	$7.07		$6.47		$5.78

Income (loss) from investment operations:
Net investment income	0.04	0.09	0.06		0.02		0.03
Net realized and unrealized gain (loss) on investments	(0.41)	1.50	0.86		0.58		0.68

Total from investment operations	(0.37)	1.59	0.92		0.60		0.71

Less distributions from:
Net investment income	(0.03)	(0.08)	(0.05)		(0.00)		(0.02)
Capital gains	(0.00)	(0.00)	(0.00)		(0.00)		(0.00)

Total distributions	(0.03)	(0.08)	(0.05)		(0.00)		(0.02)

Net asset value, end of period	$9.05	$9.45	$7.94		$7.07		$6.47

Total return	-3.97%	20.17%	12.98%		9.27%		12.31%
Net assets, end of period (in millions)	$6	$6	$7		$6		$2
Ratio of expenses to average net assets including expense waiver	0.87%	0.89%	0.91%		0.92%		0.93%
Ratio of net investment income to average net assets including expense waiver	0.40%	0.93%	0.80%		0.38%		0.48%
Ratio of expenses to average net assets excluding expense waiver	0.92%	0.93%	0.91	%(1)	0.92	%(1)	0.93	%(1)
Ratio of net investment income to average net assets excluding expense waiver	0.35%	0.89%	0.80	%(1)	0.38	%(1)	0.48	%(1)
Portfolio turnover rate	169%	184%	211%		202%		273%

(1)There was no waiver of expenses during the period.

See Notes to Financial Statements.

Notes to Financial Statements
      June 30, 2008

NOTE 1 - Significant Accounting Policies

Waddell & Reed Advisors Retirement Shares, Inc. (the Fund) is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. Its investment objective is to provide the highest long-term total investment return that is, in the opinion of Waddell & Reed Investment Management Company (WRIMCO), consistent with reasonable safety of capital. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

      A. Security valuation - Each stock and convertible bond is valued at the latest sale price thereof on each business day of the fiscal period as reported by the principal securities exchange on which the issue is traded or, if no sale is reported for a stock, the average of the latest bid and asked prices. Bonds, other than convertible bonds, are valued using a pricing system provided by a pricing service or dealer in bonds. Convertible bonds are valued using this pricing system only on days when there is no sale reported. Stocks which are traded over-the-counter are priced using the Nasdaq Stock Market, which provides information on bid and asked prices quoted by major dealers in such stocks. Securities for which quotations are not readily available or are deemed not to be reliable because of significant events or circumstances identified between the closing of their principal markets and the closing of the New York Stock Exchange are valued at fair value as determined in good faith under procedures established by and under the general supervision of the Fund's Board of Directors. Management's valuation committee makes fair value determinations for the Fund, subject to the supervision of the Board of Directors. Short-term debt securities, purchased with less than 60 days to maturity, are valued at amortized cost, which approximates market value. Short-term debt securities denominated in foreign currencies are valued at amortized cost in that currency, prior to translation.

      B. Security transactions and related investment income - Security transactions are accounted for on the trade date (date the order to buy or sell is executed). Securities gains and losses are calculated on the identified cost basis. Premium and discount on the purchase of bonds are amortized for both financial and tax reporting purposes over the remaining lives of the bonds. Dividend income is recorded on the ex-dividend date, except certain dividends from foreign securities where the ex-dividend date may have passed, which are recorded as soon as the Fund is informed on the ex-dividend date. Interest income is recorded on the accrual basis. See Note 3 - Investment Securities Transactions.

      C. Foreign currency translations - All assets and liabilities denominated in foreign currencies are translated into U.S. dollars daily. Purchases and sales of investment securities and accruals of income and expenses are translated at the rate of exchange prevailing on the date of the transaction. For assets and liabilities other than investments in securities, net realized and unrealized gains and losses from foreign currency translations arise from changes in currency exchange rates. The Fund combines fluctuations from currency exchange rates and fluctuations in market value when computing net realized and unrealized gain or loss from investments.

      D. Federal income taxes - It is the Fund's policy to distribute all of its taxable income and capital gains to its shareholders and otherwise continue to qualify as a regulated investment company under the Internal Revenue Code. Accordingly, provision has not been made for Federal income taxes. During the current fiscal year, the Fund instituted the provisions of Financial Accounting Standards Board No. 48 "Accounting for Uncertainty in Income Taxes" (FIN 48). As required by FIN 48, management of the Fund periodically reviews all tax positions to assess that it is more likely than not that the position would be sustained upon examination by the relevant tax authority based on the technical merits of each position. As of June 30, 2008, management believes that under this standard no liability for unrecognized tax positions is required. The Fund is subject to examination by U.S. federal and state authorities for returns filed for years after 2004. See Note 4 - Federal Income Tax Matters.

      E. Dividends and distributions - Dividends and distributions to shareholders are recorded by the Fund on the business day following record date. Net investment income dividends and capital gains distributions are determined in accordance with income tax regulations which may differ from accounting principles generally accepted in the United States of America. At June 30, 2008, the Fund reclassified permanent differences relating to differing treatments from excise tax expense. Net investment income and net assets were not affected by these reclassifications.

      F. Concentration of Risk - The Fund may have a significant investment in international securities. International investing involves additional risks, including currency fluctuations, political or economic conditions affecting the foreign country, and differences in accounting standards and foreign regulations.

      G New Accounting Pronouncements - In September 2006, the Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value for purposes of financial statement presentation, establishes a hierarchy for measuring fair value in accordance with generally accepted accounting principles and expands financial statement disclosures about fair value measurements that are relevant to mutual funds. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Fund will institute the expanded financial statement disclosure mandated by SFAS No. 157 during the fiscal year ending June 30, 2009. In March 2008, FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133" (SFAS 161). SFAS 161 amends and expands disclosures about derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about the objectives and strategies of derivative instruments, quantitative disclosures about the fair value amounts of and gains and losses on derivative instruments, and disclosures of credit-risk-related contingent features in hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Fund will institute SFAS 161 during the fiscal year ending June 30, 2010 and its potential impact, if any, on the financial statements is currently being assessed by management.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

NOTE 2 - Investment Management and Payments to Affiliated Persons

WRIMCO, a wholly owned subsidiary of Waddell & Reed, Inc. (W&R), serves as the Fund's investment manager. The Fund pays a fee for investment management services. The fee is computed and paid daily based on the net asset value at the close of business. Until September 30, 2006, the fee was payable by the Fund at the annual rates of: 0.70% of net assets up to $1 billion, 0.65% of net assets over $1 billion and up to $2 billion, 0.60% of net assets over $2 billion and up to $3 billion, and 0.55% of net assets over $3 billion. Effective October 1, 2006, under terms of a settlement agreement reached in July 2006 (see Note 8), the fee is as follows: 0.65% of net assets up to $1 billion, 0.65% of net assets over $1 billion and up to $2 billion, 0.60% of net assets over $2 billion and up to $3 billion, and 0.55% of net assets over $3 billion. During the fiscal year ended June 30, 2008, the amount of the management fee waived (in thousands) was $281.

The Fund has an Accounting Services Agreement with Waddell & Reed Services Company (WRSCO), a wholly owned subsidiary of W&R. Under the agreement, WRSCO acts as the agent in providing accounting services and assistance to the Fund and pricing daily the value of shares of the Fund. For these services, the Fund pays WRSCO a monthly fee of one-twelfth of the annual fee shown in the following table:

Accounting Services Fee
Average Net Asset Level (in millions)				Annual Fee Rate for Each Level
From	$0	to	$10	$0
From	$10	to	$25	$11,500
From	$25	to	$50	$23,100
From	$50	to	$100	$35,500
From	$100	to	$200	$48,400
From	$200	to	$350	$63,200
From	$350	to	$550	$82,500
From	$550	to	$750	$96,300
From	$750	to	$1,000	$121,600
	$1,000 and Over			$148,500

In addition, for each class of shares in excess of one, the Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly accounting services base fee. The Fund also pays monthly a fee at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion.

For Class A, Class B and Class C shares, the Fund pays WRSCO a monthly per account charge for shareholder servicing of $1.5792 for each shareholder account which is non-networked and which was in existence at any time during the prior month; however, WRSCO has agreed to reduce that fee if the number of total shareholder accounts within the Complex (Waddell & Reed Advisors Funds, Waddell & Reed InvestEd Portfolios, Inc., Ivy Funds and Ivy Funds, Inc.) reaches certain levels. For certain networked accounts (that is, those shareholder accounts whose Fund shares are purchased through certain financial intermediaries), WRSCO has agreed to reduce its per account fees charged to the Fund to $0.50 per month per shareholder account. Additional fees may be paid by the Fund to those intermediaries, not to exceed $1.50 per shareholder account per month. For Class Y shares, the Fund pays WRSCO a monthly fee equal to one-twelfth of 0.15 of 1% of the average daily net assets of Class Y of the Fund for the preceding month. The Fund also reimburses W&R and WRSCO for certain out-of-pocket costs for all classes.

As principal underwriter for the Fund's shares, W&R received gross sales commissions for Class A shares (which are not an expense of the Fund) of $406,180. A contingent deferred sales charge (CDSC) may be assessed against a shareholder's redemption amount of Class A, Class B and Class C shares and is paid to W&R. During the fiscal year ended June 30, 2008, W&R received $1,193, $8,214 and $540 in CDSC for Class A, Class B and Class C shares, respectively. With respect to Class A, Class B and Class C shares, W&R paid sales commissions of $253,772 and all expenses in connection with the sale of Fund shares, except for registration fees and related expenses.

Under a Distribution and Service Plan for Class A shares adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Fund may pay a distribution and/or service fee to W&R in an amount not to exceed 0.25% of the Fund's Class A average annual net assets. The fee is to be paid to reimburse W&R for amounts it expends in connection with the distribution of the Class A shares and/or provision of personal services to Fund shareholders and/ or maintenance of shareholder accounts.

Under the Distribution and Service Plan adopted by the Fund for Class B and Class C shares, respectively, the Fund may pay W&R a service fee of up to 0.25%, on an annual basis, of the average daily net assets of the class to compensate W&R for providing services to shareholders of that class and/or maintaining shareholder accounts for that class and a distribution fee of up to 0.75%, on an annual basis, of the average daily net assets of the class to compensate W&R for distributing the shares of that class.

During the fiscal year ended June 30, 2008, the Fund paid Directors' regular compensation of $40,670, which is included in other expenses.

W&R is a subsidiary of Waddell & Reed Financial, Inc., a public holding company, and a direct subsidiary of Waddell & Reed Financial Services, Inc., a holding company.

NOTE 3 - Investment Securities Transactions

Purchases of investment securities, other than U.S. government obligations and short-term securities, aggregated $852,611,904, while proceeds from maturities and sales aggregated $922,280,729. Purchases of U.S. government obligations aggregated $40,756,758, while proceeds from maturities and sales aggregated $74,274,609.

For Federal income tax purposes, cost of investments owned at June 30, 2008 was $454,691,186, resulting in net unrealized appreciation of $45,843,632, of which $94,063,276 related to appreciated securities and $48,219,644 related to depreciated securities.

NOTE 4 - Federal Income Tax Matters

For Federal income tax purposes, the Fund's distributed and undistributed earnings and profit for the fiscal year ended June 30, 2008 and the related net capital losses and post-October activity were as follows:

Net ordinary income	$402,811
Distributed ordinary income	810,385
Undistributed ordinary income	252,541

Realized long-term capital gains	––
Distributed long-term capital gains	––
Undistributed long-term capital gains	––

Post-October losses deferred	12,806,049

Internal Revenue Code regulations permit the Fund to defer into its next fiscal year net capital losses or net long-term capital losses and net foreign currency losses incurred between each November 1 and the end of its fiscal ear (post-October losses).

Capital loss carryovers are available to offset future realized capital gain net income incurred in the eight taxable years succeeding the loss year for Federal income tax purposes. The following shows the totals by year in which the capital loss carryovers will expire if not utilized.

June 30, 2011	$144,243,189

NOTE 5 - Multiclass Operations

The Fund currently offers four classes of shares, Class A, Class B, Class C and Class Y, each of which have equal rights as to assets and voting privileges. Class Y shares are not subject to a sales charge on purchases, are not subject to a Rule 12b-1 Distribution and Service Plan and are subject to a separate shareholder servicing fee structure. A comprehensive discussion of the terms under which shares of each class are offered is contained in the Prospectus and the Statement of Additional Information for the Fund.

Income, non-class specific expenses, and realized and unrealized gains and losses are allocated daily to each class of shares based on the value of their relative net assets as of the beginning of each day adjusted for the prior day's capital share activity.

Transactions in capital stock are summarized below. Amounts are in thousands.

	For the fiscal year ended June 30,
	2008	2007

Shares issued from sale of shares:
Class A	5,474	4,124
Class B	75	85
Class C	50	47
Class Y	6	11
Shares issued from reinvestment of dividends and/or capital gains distribution:
Class A	74	424
Class B	––	1
Class C	––	1
Class Y	2	7
Shares redeemed:
Class A	(11,600)	(16,649)
Class B	(814)	(912)
Class C	(210)	(212)
Class Y	(49)	(201)

Decrease in outstanding capital shares	(6,992)	(13,274)

Value issued from sale of shares:
Class A	$50,881	$34,744
Class B	665	678
Class C	442	385
Class Y	53	95
Value issued from reinvestment of dividends and/or capital gains distribution:
Class A	695	3,539
Class B	––	8
Class C	––	4
Class Y	16	61
Value redeemed:
Class A	(106,818)	(138,640)
Class B	(7,310)	(7,253)
Class C	(1,847)	(1,691)
Class Y	(452)	(1,701)

Decrease in outstanding capital	$(63,675)	$(109,771)

NOTE 6 - Futures

The Fund may engage in buying and selling futures contracts. Upon entering into a futures contract, the Fund is required to deposit, in a segregated account, an amount of cash or United States Treasury Bills equal to a varying specified percentage of the contract amount. This amount is known as the initial margin. Subsequent payments (variation margins) are made or received by the Fund each day, dependent on the daily fluctuations in the value of the underlying debt security or index. These changes in the variation margins are recorded by the Fund as unrealized gains or losses. Upon the closing of the contract, the cumulative net change in the variation margin is recorded as realized gain or loss. The Fund uses futures to attempt to reduce the overall risk of its investments. The risks of futures contracts include the possibility there may be an illiquid secondary market, that a change in the value of the contract may not correlate with the changes in the value of the underlying securities, and/or the possible inability of the counterparty to fulfill its obligations under the agreement.

NOTE 7 - Options

Options purchased by the Fund are accounted for in the same manner as marketable portfolio securities. The cost of portfolio securities acquired through the exercise of call options is increased by the premium paid to purchase the call. The proceeds from securities sold through the exercise of put options are decreased by the premium paid to purchase the put.

When the Fund writes (sells) an option, an amount equal to the premium received by the Fund is recorded as a liability. The amount of the liability is subsequently adjusted to reflect the current market value of the option written. The current market value of an option is the last sales price on the principal exchange on which the option is traded or, in the absence of transactions, the mean between the bid and asked prices or at a value supplied by a broker-dealer. When an option expires on its stipulated expiration date or the Fund enters into a closing purchase transaction, the Fund realizes a gain (or loss if the cost of a closing purchase transaction exceeds the premium received when the call option was sold) and the liability related to such option is extinguished. When a written call option is exercised, the premium is added to the proceeds from the sale of the underlying security in determining whether the Fund has realized a gain or loss. When a written put option is exercised, the cost basis of the securities purchased by the Fund is reduced by the amount of the premium received. Investments in options, whether purchased or written, involve certain risks. Writing put options and purchasing call options may increase the Fund's exposure to the underlying security (or basket of securities). Purchasing put options and writing call options may decrease the Fund's exposure to the underlying security (or basket of securities). With written options, there may be times when the Fund will be required to purchase or sell securities to meet its obligation under the option contract where the required action is not beneficial to the Fund, due to unfavorable movement of the market price of the underlying security (or basket of securities). Additionally, to the extent the Fund enters into over-the-counter (OTC) option transactions with counterparties, the Fund will be exposed to the risk that counterparties to these OTC transactions, for whatever reason, will be unable to meet their obligations under the terms of the transaction.

Transactions in written put options were as follows:

	Number of Contracts	Premium Received
Outstanding at June 30, 2007	––	$––
Options written	814	506,571
Options terminated in closing purchase transactions	(814)	(506,571)
Options exercised	(––)	(––)
Options expired	(––)	(––)

Outstanding at June 30, 2008	––	$––

NOTE 8 - Regulatory and Litigation Matters

On July 24, 2006, WRIMCO, W&R and WRSCO (collectively, Waddell & Reed) reached a settlement with each of the SEC, the New York Attorney General (NYAG) and the Securities Commissioner of the State of Kansas to resolve proceedings brought by each regulator in connection with its investigation of frequent trading and market timing in certain Waddell & Reed Advisors Funds.

Under the terms of the SEC's cease-and desist order (SEC Order), pursuant to which Waddell & Reed neither admitted nor denied any of the findings contained therein, among other provisions Waddell & Reed has agreed to: pay $40 million in disgorgement and $10 million in civil money penalties; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; retain an independent consultant to periodically review Waddell & Reed's supervisory, compliance, control and other policies and procedures; and retain an independent distribution consultant (described below). According to the SEC Order, the SEC found that some market timers made profits in some of the Waddell & Reed Advisors Funds, and that this may have caused some dilution in those Funds. Also, the SEC found that Waddell & Reed failed to make certain disclosures to the Waddell & Reed Advisors Funds' Boards of Directors and shareholders regarding the market timing activity and Waddell & Reed's acceptance of service fees from some market timers.

The Assurance of Discontinuance with the NYAG (NYAG Settlement), pursuant to which Waddell & Reed neither admitted nor denied any of the findings contained therein, among its conditions requires that Waddell & Reed: reduce the aggregate investment management fees paid by certain of the Waddell & Reed Advisors Funds and certain of the W&R Target Funds, Inc. (the Funds) by $5 million per year for five years, for a projected total of $25 million in investment management fee reductions; bear the costs of an independent fee consultant to be retained by the Funds to review and consult regarding the Funds' investment management fee arrangements; and make additional investment management fee-related disclosures to Fund shareholders. The NYAG Settlement also effectively requires that the Funds implement certain governance measures designed to maintain the independence of the Funds' Boards of Directors and appoint an independent compliance consultant responsible for monitoring the Funds' and WRIMCO's compliance with applicable laws.

The consent order issued by the Securities Commissioner of the State of Kansas (Kansas Order), pursuant to which Waddell & Reed neither admitted nor denied any of the findings contained therein, requires Waddell & Reed to pay a fine of $2 million to the Office of the Commissioner.

The SEC Order further requires that the $50 million in settlement amounts described above will be distributed in accordance with a distribution plan developed by an independent distribution consultant, in consultation with Waddell & Reed, and that is agreed to by the SEC staff and the Funds' Disinterested Directors. The SEC Order requires that the independent distribution consultant develop a methodology and distribution plan pursuant to which Fund shareholders shall receive their proportionate share of losses, if any, suffered by the Funds due to market timing. Therefore, it is not currently possible to specify which particular Fund shareholders or groups of Fund shareholders will receive distributions of those settlement monies or in what proportion and amounts.

The foregoing is only a summary of the SEC Order, NYAG Settlement and Kansas Order. A copy of the SEC Order is available on the SEC's website at www.sec.gov. A copy of the SEC Order, NYAG Settlement and Kansas Order is available as part of the Waddell & Reed Financial, Inc. Form 8-K as filed on July 24, 2006.

In addition, pursuant to the terms of agreement in the dismissal of separate litigation, Waddell & Reed has also agreed to extend the reduction in the aggregate investment management fees paid by the Funds, as described above, for an additional five years.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Waddell & Reed Advisors Retirement Shares, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Waddell & Reed Advisors Retirement Shares, Inc. (the "Fund"), as of June 30, 2008, and the related statement of operations for the fiscal year then ended, the statements of changes in net assets for each of the two fiscal years in the period then ended, and the financial highlights for each of the five fiscal years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of June 30, 2008, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Waddell & Reed Advisors Retirement Shares, Inc. as of June 30, 2008, the results of its operations for the fiscal year then ended, the changes in its net assets for each of the two fiscal years in the period then ended, and the financial highlights for each of the five fiscal years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Kansas City, Missouri
August 15, 2008

Income Tax Information

The following information is provided solely to satisfy the requirements set forth by the Internal Revenue Code. Shareholders will be provided information regarding their distributions in 2009.

The Fund designated $717,385 of dividends paid from net ordinary income as dividends qualifying for the 70% dividends received deduction for corporations or $717,385 as qualified dividend income for individuals for the tax period ending June 30, 2008.

The tax status of dividends paid will be reported to you on Form 1099-DIV after the close of the applicable calendar year.

The Board of Directors of Waddell & Reed Advisors Retirement Shares, Inc.

Each of the individuals listed below serves as a director for the Fund, and for the other portfolios within the Waddell & Reed Advisors Funds (21 portfolios), Waddell & Reed InvestEd Portfolios, Inc. (three portfolios) and W&R Target Funds, Inc.* (25 portfolios) (collectively, the Advisors Fund Complex), except that Robert L. Hechler is not a Director of W&R Target Funds, Inc.* The Advisors Fund Complex, together with the Ivy Family of Funds, comprises the Waddell & Reed/Ivy Fund Complex (Fund Complex). The Ivy Family of Funds consists of the portfolios in the Ivy Funds (17 portfolios) and Ivy Funds, Inc. (12 portfolios).

Board members who are not "interested persons" of the Funds as defined in Section 2(a)(19) of the 1940 Act (Disinterested Directors) constitute at least 75% of the Board.

David P. Gardner serves as the Independent Chairman of the Fund's Board and of the board of directors of the other funds in the Advisors Fund Complex. Subject to the Director Emeritus and Retirement Policy, a Director serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Additional Information about Directors

The Statement of Additional Information (SAI) for the Fund includes additional information about the Fund's directors. The SAI is available without charge, upon request, by calling 1.888.WADDELL. It is also available on the Waddell & Reed website, www.waddell.com.

*Changed to Ivy Funds Variable Insurance Portfolios, Inc. effective July 31, 2008.

Disinterested Directors

Name, address and year of birth	Position(s) held with the Fund and Fund complex	Principal occupation during past 5 years	Other directorships held

Jarold W. Boettcher 6300 Lamar Avenue Overland Park, KS 66202 1940	Fund Director since 2007 Director in Fund Complex since 2003
President of Boettcher Enterprises, Inc. (agricultural products and services) (1979 to present), Boettcher Supply, Inc. (electrical plumbing supplies distributor) (1979 to present) and Boettcher Ariel, Inc. (1979 to present); Member of Kansas Board of Regents (2007 to present)
Director of Guaranty State Bank & Trust Co. (financial services), Director of Guaranty, Inc. (financial services); Director, Ivy Funds, Inc.; Trustee, Ivy Funds (29 portfolios overseen)

James M. Concannon 6300 Lamar Avenue Overland Park, KS 66202 1947	Fund Director since 1997 Director in Fund Complex since 1997	Professor of Law, Washburn School of Law (1988 to present)	Director, Kansas Legal Services for Prisoners, Inc.

John A. Dillingham 6300 Lamar Avenue Overland Park, KS 66202 1939	Fund Director since 1997 Director in Fund Complex since 1997	President and Director, JoDill Corp. (1997 to present) and Dillingham Enterprises, Inc. (1997 to present), both farming enterprises
Advisory Director, UMB Northland Board (financial services); Past President, Liberty Memorial Association (WWI National Museum) (2005-2007); Director, Northland Betterment Commission (community service)

David P. Gardner 6300 Lamar Avenue Overland Park, KS 66202 1933	Fund Director since 1998 Director in Fund Complex since 1998 Fund Independent Chairman since 2006 Director in Fund Complex since 2006	Senior Advisor to the President, J. Paul Getty Trust (arts trust) (until 2006); Professor, University of Utah (non-profit education) (until 2005)	Director, Fluor Corporation (construction and engineering) (until 2005); Director, Salzberg Seminar (non-profit education) (2003-2005)

Joseph Harroz, Jr. 6300 Lamar Avenue Overland Park, KS 66202 1967	Fund Director since 1998 Director in Fund Complex since 1998
President and Chief Operating Officer, Graymark HealthCare (medical holding company) (2008); Vice President and General Counsel of the Board of Regents, University of Oklahoma (1996 to 2008); Adjunct Professor, University of Oklahoma School of Law (1997 to 2008); Managing Member, Harroz Investments, LLC (commercial enterprise investments) (1998 to present); LSQ Manager, Inc. (2007 to present)

Director and Shareholder, Valliance Bank; Director, Melbourne Family Support Organization (non-profit); Director, Norman Economic Development Coalition (non-profit); Chairman and Director, Ivy Funds, Inc.; Chairman and Trustee, Ivy Funds (29 portfolios overseen)

John F. Hayes 6300 Lamar Avenue Overland Park, KS 66202 1919	Fund Director since 1988 Director in Fund Complex since 1988	Shareholder, Gilliland & Hayes, P.A., a law firm (for past 5 years); formerly, Chairman, Gilliland & Hayes (until 2003)	Director, Central Bank & Trust; Director, Central Financial Corporation (financial services)

Albert W. Herman FHFMA, CPA 6300 Lamar Avenue Overland Park, KS 66202 1938	Fund Director since 2008 Director in Fund Complex since 2008	Business Consultant; Treasurer and Director, Wellness Council of America (health care initiatives) (1996 to present)	Finance Committee Member, Ascension Health (non-profit health system); Director, Baylor Health Care System Foundation (health care)

Glendon E. Johnson, Sr. 6300 Lamar Avenue Overland Park, KS 66202 1924	Fund Director since 1972 Director in Fund Complex since 1971	Chairman and Chief Executive Officer (CEO), Castle Valley Ranches, LLC (ranching and farming) (1995 to present)	Chairman Emeritus and CEO, Wellness Council of America (health care initiatives); Executive Board and Committee Member, Advisory Council of the Boy Scouts of America

Frank J. Ross, Jr. Polsinelli Shalton Flanigan Suelthaus, L.P. 700 West 47th Street, Ste. 1000 Kansas City, MO 64112 1953	Fund Director since 1996 Director in Fund Complex since 1996	Shareholder/Director, Polsinelli Shalton Flanigan Suelthaus, L.P., a law firm (1980 to present)	Director, Columbian Bank & Trust; Director, American Red Cross (social services); Director, Rockhurst University (education); Director, CarEntrust, Inc. (health care technology)

Eleanor B. Schwartz 6300 Lamar Avenue Overland Park, KS 66202 1937	Fund Director since 1995 Director in Fund Complex since 1995
Chancellor Emeritus, University of Missouri at Kansas City (1999-present); Professor Emeritus, University of Missouri at Kansas City (2003 to present); formerly, Professor of Business Administration, University of Missouri at Kansas City (until 2003)
Director, Ivy Funds, Inc.; Trustee, Ivy Funds (29 portfolios overseen)

Interested Directors

Messrs. Avery and Herrmann are "interested" by virtue of their current or former engagement as officers of Waddell & Reed Financial, Inc. (WDR) or its wholly owned subsidiaries, including the Fund's investment manager, Waddell & Reed Investment Management Company (WRIMCO), the Fund's principal underwriter, Waddell & Reed, Inc. (Waddell & Reed), and the Fund's shareholder servicing and accounting services agent, Waddell & Reed Services Company (WRSCO), as well as by virtue of their personal ownership in shares of WDR. Mr. Hechler could be determined to be an interested Director if a prior business relationship with Waddell & Reed were deemed material.

Name, address and year of birth	Position(s) held with the Fund and Fund complex	Principal occupation during past 5 years	Other directorships held

Michael L. Avery 6300 Lamar Avenue Overland Park, KS 66202 1953	Fund Director since 2007 Director in Fund Complex since 2007
Chief Investment Officer (CIO) of WDR, WRIMCO and Ivy Investment Management Company (IICO), an affiliate of WDR; Senior Vice President of WDR; Executive Vice President of WRIMCO and IICO; portfolio manager for investment companies managed by WRIMCO and IICO (1994 to present); Director of Research for WRIMCO and IICO (1987 to 2005)
Director of WDR, WRIMCO and IICO

Robert L. Hechler 6300 Lamar Avenue Overland Park, KS 66202 1936	Fund Director since 1998 Director in Fund Complex since 1998	Formerly, Consultant of WDR and Waddell & Reed (2001 to 2008); formerly, Director of WDR (until 2003)	None

Henry J. Herrmann 6300 Lamar Avenue Overland Park, KS 66202 1942	Fund President since 2001 Fund Director since 1998 Director in Fund Complex since 1998
CEO of WDR (2005 to present); President, CEO and Chairman of WRIMCO (1993 to present); President, CEO and Chairman of IICO, an affiliate of WDR (2002 to present); formerly, President and CIO of WDR, WRIMCO and IICO (until 2005); President and Director/Trustee of each of the funds in the Fund Complex
Director of WDR, WRSCO and Waddell & Reed; Director, Ivy Funds, Inc.; Trustee, Ivy Funds (29 portfolios overseen); Director, Austin, Calvert & Flavin, Inc., an affiliate of WRIMCO

Officers

The Board has appointed officers who are responsible for the day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the Board. In addition to Mr. Herrmann, who is President, the Fund's officers are:

Name, address and year of birth	Position(s) held with the Fund	Principal occupation during past 5 years	Other directorships held

Mara D. Herrington 6300 Lamar Avenue Overland Park, KS 66202 1964	Fund Vice President since 2006 Fund Secretary since 2006
Vice President and Secretary of each of the funds in the Fund Complex (2006 to present); Vice President of WRIMCO and IICO (2006 to present); formerly, Vice President and Associate General Counsel, Deutsche Investment Management Americas, Inc. (financial services) (1994 to 2005)
None

Joseph W. Kauten 6300 Lamar Avenue Overland Park, KS 66202 1969	Vice President since 2006 Fund Treasurer since 2006 Fund Principal Accounting Officer since 2006 Fund Principal Financial Officer since 2007
Principal Financial Officer of each of the funds in the Fund Complex (2007 to present); Vice President, Treasurer and Principal Accounting Officer of each of the funds in the Fund Complex (2006 to present); Assistant Treasurer of each of the funds in the Fund Complex (2003 to 2006); Senior Manager, Deloitte & Touche LLP (2001 to 2003)
None

Kristen A. Richards 6300 Lamar Avenue Overland Park, KS 66202 1967	Fund Vice President since 2000 Fund Assistant Secretary since 2006 Fund Associate General Counsel since 2000
Senior Vice President of WRIMCO and IICO (2007 to present); Associate General Counsel and Chief Compliance Officer of WRIMCO (2000 to present) and IICO (2002 to present); Vice President and Associate General Counsel of each of the funds in the Fund Complex (2000 to present); Assistant Secretary of each of the funds in the Fund Complex (2006 to present); formerly, Vice President of WRIMCO (2000 to 2007) and IICO (2002 to 2007); formerly, Secretary of each of the funds in the Fund Complex (2000 to 2006)
None

Scott J. Schneider 6300 Lamar Avenue Overland Park, KS 66202 1968	Fund Vice President since 2006 Fund Chief Compliance Officer since 2004
Chief Compliance Officer (2004 to present) and Vice President (2006 to present) of each of the funds in the Fund Complex; formerly, Senior Attorney and Compliance Officer for each of the Funds in the Fund Complex (2000 to 2004)
None

Daniel C. Schulte 6300 Lamar Avenue Overland Park, KS 66202 1965	Fund Vice President since 2000 Fund General Counsel since 2000 Fund Assistant Secretary since 2000
Senior Vice President and General Counsel of WDR, Waddell & Reed, WRIMCO and WRSCO (2000 to present); Senior Vice President and General Counsel of IICO (2002 to present); Vice President, General Counsel and Assistant Secretary of each of the funds in the Fund Complex (2000 to present)
None

Annual Privacy Notice

Waddell & Reed, Inc., Waddell & Reed Advisors Group of Mutual Funds and Waddell & Reed InvestEd Portfolios, Inc. (Waddell & Reed) are committed to ensuring their customers have access to a broad range of products and services to help them achieve their personal financial goals. In the course of doing business with Waddell & Reed, customers are requested to share financial information and they may be asked to provide other personal details. Customers can be assured that Waddell & Reed is diligent in its efforts to keep such information confidential.

Recognition of a Customer's Expectation of Privacy

At Waddell & Reed, we believe the confidentiality and protection of customer information is one of our fundamental responsibilities. And while information is critical to providing quality service, we recognize that one of our most important assets is our customers' trust. Thus, the safekeeping of customer information is a priority for Waddell & Reed.

Information Collected

In order to tailor available financial products to your specific needs, Waddell & Reed may request that you complete a variety of forms that require nonpublic personal information about your financial history and other personal details, including but not limited to, your name, address, social security number, assets, income and investments. Waddell & Reed may also gather information about your transactions with us, our affiliates and others.

Categories of Information that may be Disclosed

While Waddell & Reed may disclose information it collects from applications and other forms, as described above, we at Waddell & Reed also want to assure all of our customers that whenever information is used, it is handled with discretion. The safeguarding of customer information is an issue we take seriously.

Categories of Parties to whom we disclose nonpublic personal information

Waddell & Reed may disclose nonpublic personal information about you to the following types of third parties: selectively chosen financial service providers, whom we believe have valuable products or services that could benefit you. Whenever we do this, we carefully review the company and the product or service to make sure that it provides value to our customers. We share the minimum amount of information necessary for that company to offer its product or service. We may also share information with unaffiliated companies that assist us in providing our products and services to our customers; in the normal course of our business (for example, with consumer reporting agencies and government agencies); when legally required or permitted in connection with fraud investigations and litigation; and at the request or with the permission of a customer.

Opt Out Right

If you prefer that we not disclose nonpublic personal information about you to nonaffiliated third parties, you may opt out of those disclosures, that is, you may direct us not to make those disclosures (other than disclosures permitted by law). If you wish to opt out of disclosures to nonaffiliated third parties, please provide a written request to opt out with your name and account number(s) or social security number to: Waddell & Reed, Attn: Opt Out Notices, P.O. Box 29220, Shawnee Mission, Kansas 66201. You may also call 1.888.WADDELL and a Client Services Representative will assist you.

Confidentiality and Security

We restrict access to nonpublic personal information about you to those employees who need to know that information to provide products and services to you. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your nonpublic personal information. If you decide to close your account(s) or become an inactive customer, we will adhere to the privacy policies and practices as described in this notice.

Proxy Voting Information

Proxy Voting Guidelines

A description of the policies and procedures Waddell & Reed Advisors Group of Mutual Funds uses to determine how to vote proxies relating to portfolio securities is available (i) without charge, upon request, by calling 1.888.WADDELL and (ii) on the Securities and Exchange Commission's (SEC) website at www.sec.gov.

Proxy Voting Records

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available on Form N-PX through Waddell & Reed's website at www.waddell.com and on the SEC's website at www.sec.gov.

Quarterly Portfolio Schedule Information

A complete schedule of portfolio holdings for the first and third quarters of each fiscal year will be filed with the Securities and Exchange Commission (SEC) on the Fund's Form N-Q. This form may be obtained in the following ways:

  On the SEC's website at www.sec.gov.
  For review and copy at the SEC's Public Reference Room in Washington, DC. Information on the operations of the Public Reference Room may be obtained by calling 1.800.SEC.0330.
  On Waddell & Reed's website at www.waddell.com.

Householding Notice

If you currently receive one copy of the shareholder reports and prospectus for your household (even if more than one person in your household owns shares of the Fund) and you would prefer to receive separate shareholder reports and prospectuses for each account holder living at your address, you can do either of the following:

Fax your request to 800.532.2749.

Write to us at the address listed on the back cover.

Please list each account for which you would like to receive separate shareholder reports and prospectus mailings. We will resume sending separate documents within 30 days of receiving your request.

To All Traditional IRA Planholders:

As required by law, we are hereby providing notice to you that income tax may be withheld automatically from any distribution or withdrawal from a traditional IRA. The Fund is generally required to withhold taxes unless you make a written election not to have taxes withheld. The election may be made on the distribution/withdrawal form provided by Waddell & Reed, Inc. which can be obtained from your Waddell & Reed financial advisor or by submitting Internal Revenue Service Form W-4P. Once made, an election can be revoked by providing written notice to Waddell & Reed, Inc. If you elect not to have tax withheld you may be required to make payments of estimated tax. Penalties may be imposed by the IRS if withholding and estimated tax payments are not adequate.

The Waddell & Reed Advisors Funds Family

Global/International Funds
Waddell & Reed Advisors Global Bond Fund
Waddell & Reed Advisors International Growth Fund

Domestic Equity Funds
Waddell & Reed Advisors Accumulative Fund
Waddell & Reed Advisors Core Investment Fund
Waddell & Reed Advisors Dividend Opportunities Fund
Waddell & Reed Advisors New Concepts Fund
Waddell & Reed Advisors Small Cap Fund
Waddell & Reed Advisors Tax-Managed Equity Fund
Waddell & Reed Advisors Value Fund
Waddell & Reed Advisors Vanguard Fund

Fixed Income Funds
Waddell & Reed Advisors Bond Fund
Waddell & Reed Advisors Government Securities Fund
Waddell & Reed Advisors High Income Fund
Waddell & Reed Advisors Municipal Bond Fund
Waddell & Reed Advisors Municipal High Income Fund

Money Market Funds
Waddell & Reed Advisors Cash Management

Specialty Funds
Waddell & Reed Advisors Asset Strategy Fund
Waddell & Reed Advisors Continental Income Fund
Waddell & Reed Advisors Energy Fund
Waddell & Reed Advisors Retirement Shares
Waddell & Reed Advisors Science and Technology Fund

1.888.WADDELL
Visit us online at www.waddell.com

Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. For a prospectus containing this and other information for the Waddell & Reed Advisors Funds, call your financial advisor or visit us online at www.waddell.com. Please read the prospectus carefully before investing.

NUR1007A (6-08)